UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2005

DDi Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30241	061576013
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1220 Simon Circle, Anaheim, California		92806
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-688-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Acceleration of Stock Option Vesting

On December 7, 2005, the Compensation Committee (the "Committee") and the Board of Directors of DDi Corp. (the "Company") approved the accelerated vesting of all unvested stock options with per share exercise prices greater than the current market price for the Company’s Common Stock granted under the Company's 2003 Management Equity Incentive Plan and 2003 Directors Equity Incentive Plan to current employees, officers and directors, so that each such option became fully vested. The closing market price for the Company’s Common Stock on December 7, 2005 was $0.72 per share.

As a result of this action, options to purchase 829,427 shares with exercise prices ranging from $2.22 — $10.45 per share became fully vested. The accelerated options include 166,667 options with an exercise price of $3.88 per share held by Mikel Williams (President, Chief Executive Officer and a director of the Company), 100,000 options with an exercise price of $2.53 per share held by Brad Tesch (Chief Operations Officer of the Company) and a total of 200,000 options (40,000 each) with an exercise price of $5.00 per share held by the following non-employee directors of the Company: Jay B. Hunt, Robert J. Amman, Jr., Andy Lietz, Robert Guezuraga and Carl Vertuca. Of the stock stock options held by the Company's non-employee directors, 100,000 were scheduled to vest prior to December 31, 2005.

The primary purpose of the accelerated vesting was to reduce future compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"). SFAS 123(R) replaces Statement of Financial Accounting Standards No. 123 ("SFAS 123") and is effective for the Company beginning in the first quarter of fiscal 2006. SFAS 123(R) will require that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated statement of operations based on their fair values. The pro forma footnote disclosure previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The acceleration of the vesting of these options will not result in a compensation expense charge in the Company’s statement of operations for 2006 and beyond based on accounting principles generally accepted in the United States.

Senior Management Bonus Program

On December 7, 2005 the Compensation Committee of the Board of Directors of the Company adopted the Dynamic Details, Incorporated Senior Management Bonus Program for the fiscal year ended December 31, 2006 (the "2006 Bonus Program"). Selected employees, including all of the Company’s executive officers, are eligible to participate in the 2006 Bonus Program. Each participant in the 2006 Bonus Program has been assigned a target annual cash bonus. Participants may earn their bonuses based on (a) the achievement by the Company of certain financial goals set forth in the Company's annual budget related to the Company's EBITDA from the Company’s consolidated operations less the total amount of bonus payments awarded under the 2006 Bonus Program and certain other adjustments ("Net EBITDA"); and (b) meeting annual personal objectives established for each participating employee. Under the 2006 Bonus Program, the target bonus for Mikel Williams, the President and Chief Executive Officer of the Company, is $375,000, with the opportunity to earn 0-190% of this amount based on the level of personal performance and the achievement of the Company's financial goals; the target bonus for Brad Tesch, the Chief Operating Officer of the Company, is $137,500, with the opportunity to earn 0-180% of this amount based on the level of personal performance and the achievement of the Company's financial goals; and the target bonus for Diane Brundage, Senior Vice President of Sales of the Company, is $67,500, with the opportunity to earn 0-175% of this amount based on the level of personal performance and the achievement of the Company's financial goals. The 2006 Bonus Program also provides the Compensation Committee with discretion to grant additional discretionary bonuses to participants, including the Company's executive officers, in the event that the Company achieves Net EBIDTA of 200% or more of the Company's target.

Chief Executive Officer Salary

On December 7, 2005, the Board of Directors of the Company approved an increase in the annual base salary for Mikel Williams to $375,000, in connection with Mr. Williams’s promotion to Chief Executive Officer of the Company. The salary increase will be effective retroactive to November 1, 2005.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDi Corp.

December 13, 2005	By:	Kurt E. Scheuerman

Name: Kurt E. Scheuerman
Title: Vice President and General Counsel